Exhibit 5.1
April 1, 2011
Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
   Re: Oncothyreon Inc.—Registration Statement on Form S-3
Ladies and Gentlemen:
          We have acted as counsel to Oncothyreon Inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the "Securities Act”), of 4,242,870 shares of the Company’s common stock that are issued and outstanding (the “Shares”) and up to 3,182,147 shares of the Company’s common stock (the “Warrant Shares”) that are issuable upon exercise of outstanding warrants (the “Warrants”) to purchase the Company’s common stock, pursuant to the Registration Statement on Form S-3 filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”).
          We have examined copies of the Securities Purchase Agreement, dated as of September 23, 2010, by and among the Company and the signatories thereto, as amended by Amendment No. 1 to the Securities Purchase Agreement, dated as of September 28, 2010 (the “Purchase Agreement”), the form of Warrant, the Registration Statement and the prospectus that forms a part thereof related to the resale of the Shares and Warrant Shares. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
          In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
          Based on and subject to the foregoing, we are of the opinion that:
1.	The Shares are validly issued, fully paid and nonassessable.

2.	The Warrant Shares issuable upon exercise of the Warrants have been duly authorized by the Company and, when issued and delivered by the Company upon exercise thereof in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
          We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
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Oncothyreon Inc.
April 1, 2011

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.